Exhibit 21.1

Subsidiaries of Flexsteel Industries, Inc.

●	DMI Sourcing Company, LLC (Kentucky)

■	DMI Business Consulting Company (Shenzhen) Co. Ltd.

■	Home Styles Furniture Co., Ltd. (Thailand) (99.99% interest)

■	Vietnam Representative Office

●	Desert Dreams, Inc. (Iowa)

○	Shelf Company No. 74 (Mexico)

In April 2018, one of the Company’s subsidiaries, DMI Furniture, Inc., merged into Flexsteel Industries, Inc. In June 2018, the DMI Management, Inc. subsidiary was dissolved. The Company expects to reduce administrative and compliance expenses with these corporate structure changes.

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